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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                           THE FAIRCHILD CORPORATION
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                               (Name of Issuer)


                             Class A Common Stock
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                        (Title of Class of Securities)


                                   303698104
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                                (CUSIP Number)


                                 March 2, 1998
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 303698104               13G                       PAGE 2 OF 5
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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Robert E. Edwards

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,057,515

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,057,515

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,057,515

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.83%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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  CUSIP NO. 303698104               13G                       PAGE 3 OF 5
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ITEM 1(a) NAME OF ISSUER:

          The Fairchild Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          300 West Service Road
          P.O. Box 10803
          Chantilly, Virginia 20153

ITEM 2(a) NAME OF PERSON FILING:

          Robert E. Edwards

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          20660 Nordhoff Street
          Chatsworth, California 91311

ITEM 2(c) CITIZENSHIP:

          United States

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Class A Common Stock

ITEM 2(e) CUSIP NUMBER:

          303698104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO (S)(S)240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
          (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
          (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)[ ] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E).
          (f)[ ] An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F).
          (g)[ ] A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(1)(ii)(G).
          (h)[ ] A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813).
          (i)[ ] A church plan that is executed from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
          (j)[ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to (S)240.13d-1(c), check this box [X].
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  CUSIP NO. 303698104               13G                       PAGE 4 OF 5
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ITEM 4    OWNERSHIP:

          (A) AMOUNT BENEFICIALLY OWNED:

          1,057,515

          (B) PERCENT OF CLASS:

          5.83%

          (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:

                    1,057,515

              (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:

                    0

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    1,057,515

              (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.
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  CUSIP NO. 303698104               13G                       PAGE 5 OF 5
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ITEM 10   CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:
---------

          Dated: March 27, 1998


            /s/ Robert E. Edwards
          -------------------------------------------------------
          Name: Robert E. Edwards